Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement No. 333-150899 on Form S-8 of our report dated December 13, 2007, relating to the consolidated financial statements of William Penn Bancorp, Inc. for the year ended June 30, 2007 before the effects of the adjustment for the correction of the error described in Note 3, appearing in the 2008 Annual Report of William Penn Bancorp, Inc. which is incorporated by reference in Form 10-K for the year ended June 30, 2008.

/s/ Beard Miller Company LLP

Beard Miller Company LLP

Malvern, Pennsylvania

October 8, 2008